CONFIDENTIAL SETTLEMENT AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

RECITALS

WHEREAS, 4Kids Entertainment, Inc. (“4Kids”) filed a Complaint against Fox Broadcasting Company (“Fox”) captioned 4Kids Entertainment Inc. v. Fox Broadcasting Company, Index No. 601232/08 in the Supreme Court of the State of New York, County of New York, which was later removed to the United States District Court for the Southern District of New York and captioned as 4Kids Entertainment Inc. v. Fox Broadcasting Company, No. 08-CV-4865 (the “Action”);

WHEREAS, Fox filed an Answer and Counterclaims in the Action which set forth causes of action against 4Kids alleging, inter alia, damages associated with 4Kids’ failure to make contractual quarterly payments as due;

WHEREAS, 4Kids and Fox entered into a contract on or about January 18, 2002 and amended and extended that contract from time to time, including without limitation on or about March 2, 2006 and August 3, 2007 (the contract and all amendments and extensions thereto and option notifications thereunder collectively constituting the “Term Sheet”);

WHEREAS, 4Kids denies any and all allegations contained in the Counterclaims filed by Fox and believes it has meritorious defenses;

WHEREAS, Fox denies any and all allegations contained in the Complaint filed by 4Kids and believes it has meritorious defenses;

NOW, THEREFORE, 4Kids and Fox hereby agree to resolve any and all disputes between them on the terms and conditions set forth herein.

I. DEFINITIONS

A.        “Action” means the action that is currently pending in the United States District Court for the Southern District of New York and captioned as 4Kids Entertainment Inc. v. Fox Broadcasting Company, No. 08-CV-4865 (S.D.N.Y.).

B.        “Settlement Agreement” means this Confidential Settlement Agreement and General Release of All Claims.

C.        “4Kids” means 4Kids Entertainment, Inc. and all of its predecessors in interest, former, present and future subsidiaries, divisions, parents, predecessors, successors, and affiliated companies and each of its respective present and former officers, directors, employees, shareholders, successors, partners, employees, agents, representatives, insurers, assigns, servants, attorneys, assignees, heirs, and executors.

D.        “4Kids Claim” or “4Kids Claims” means any and all claims, actions, causes of action, demands, cross-claims, counterclaims, obligations, contracts, indemnity, contribution, suits, debts, sums, accounts, controversies, rights, damages, costs, attorneys’ fees, losses, expenses, and damages and liabilities whatsoever (contingent, accrued, mature, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, inchoate, or otherwise) which 4Kids ever had, now has or hereafter can, shall or may have in the future arising out of, relating to, resulting from, or in any way connected with the Term Sheet, including those claims and damages of which either Party is not aware and/or that either Party has not yet anticipated.

E.        “Fox Claim” or “Fox Claims” means any and all claims, actions, causes of action, demands, cross-claims, counterclaims, obligations, contracts, indemnity, contribution, suits, debts, sums, accounts, controversies, rights, damages, costs, attorneys’ fees, losses, expenses, and damages and liabilities whatsoever (contingent, accrued, mature, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, inchoate, or otherwise) which Fox ever had, now has or hereafter can, shall or may have in the future arising out of, relating to, resulting from, or in any way connected with the Term Sheet, including those claims and damages of which either Party is not aware and/or that either Party has not yet anticipated.

F.        “Fox” means Fox Broadcasting Company and all of its predecessors in interest, former, present and future subsidiaries, divisions, predecessors, and successors, and each of their respective present and former officers, directors, employees, shareholders, successors, partners, employees, agents, representatives, insurers, assigns, servants, attorneys, assignees, heirs, and executors.

G.        “Release” means the Confidential Settlement Agreement and Release of All Claims set forth herein.

H.        “Parties” means 4Kids and Fox collectively and “Party” means one or more than one of them.

I.         “Programming” means the television broadcast content provided by 4Kids to Fox pursuant to the Term Sheet and broadcasted by Fox pursuant to the Term Sheet.

J.         Any capitalized terms not defined herein shall have the meaning ascribed to them in the Term Sheet.

II.	REPRESENTATIONS AND WARRANTIES

A.        The Parties shall have mutual obligations to assist each other and cooperate in the performance of any acts required or contemplated by this Settlement Agreement in accordance with all legal principles.

B.	Each Party to this Settlement Agreement represents and warrants that:
1.

it is the sole and exclusive owner of the rights, claims and causes of action herein released and that it has not heretofore assigned or transferred or purported to assign or transfer to any other person or entity any obligations, rights, claims, or causes of action herein released;

2.

it shall defend and hold the other Party harmless from and against any rights, claims, or causes of action asserted by any person that, if established, would be a breach of the above representations and warranties, and any and all loss, expense, attorneys’ fees, and/or liability arising directly or indirectly out of the breach of any of the above representations and warranties; and

3.

if any action is brought which, if established, would be a breach of any of the above representations and warranties, the Party making the representation or warranty shall appear in and defend the action on behalf of the affected beneficiary or beneficiaries of the representation or warranty, at that Party’s own sole cost and expense.

C.  The undersigned represent and warrant that each has the full right and authority to execute this Settlement Agreement on behalf of the company whom each purports to represent, and the full right and authority to bind the company to the obligations and other provisions of this Settlement Agreement.

III.	CONSIDERATION

A.        The dispute between the Parties concerned $13,000,000.00 (THIRTEEN MILLION DOLLARS AND NO CENTS) (the “Outstanding Amount”) in installments of the Time Buy Fee which were due to have been paid in the second, third, and fourth calendar quarters of 2008, but which were not paid.

In consideration of Fox’s promises, releases and other agreements as set forth in this Settlement Agreement, the sufficiency of which are hereby acknowledged, 4Kids agrees to pay a combined total amount of $12,250,000.00 (TWELVE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS) (pursuant to the terms outlined in this paragraph) as the “Settlement Amount.” 4Kids shall retain $750,000.00 (SEVEN HUNDRED FIFTY THOUSAND DOLLARS) (the “Retained Amount”) of the Outstanding Amount. For avoidance of doubt, except for the payments set forth in this Settlement Agreement, 4Kids shall not be liable to Fox for the payment of any further installments of the Time Buy Fee due Fox under the Term Sheet.

The Settlement Amount shall be paid as follows:

1.	4Kids shall wire transfer $6,000,000.00 (SIX MILLION DOLLARS AND NO CENTS) before 5:00 p.m. Eastern Time on November 14, 2008 (the “Initial Payment”); and

2.

4Kids shall wire transfer an additional $3,125,000.00 (THREE MILLION ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS AND NO CENTS) before 5:00 p.m. Eastern Time on February 15, 2009 (the “Second Payment”); and.

3.	4Kids shall wire transfer an additional $3,125,000.00 (THREE MILLION ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS AND NO CENTS) before 5:00 p.m. Eastern Time on March 15, 2009 (the “Third Payment”).

B.  The Initial, Second, and Third Payments shall be wire transferred to a bank account for which wiring instructions shall be provided to 4Kids’ counsel prior to the close of business (Pacific Time) on November 10, 2008.

C.  In consideration of the mutual promises, releases and other agreements as set forth in this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree that the Term Sheet shall terminate at 11:59 p.m. on December 31, 2008, and that the parties shall have no further obligations thereunder after such time.

D.  The Parties further mutually agree that Fox shall have no obligation to broadcast the Programming after December 28, 2008.

E.  Fox agrees that it shall reimburse 4Kids for certain outstanding Nielsen ratings service invoices as well as any and all outstanding charges incurred by 4Kids for the Nielsen ratings service through December 28, 2008.

F.  Fox agrees that 4Kids may provide a total of two (2) promotional advertisement for 4Kids during the Programming to be broadcast either the weekend of December 20-21, 2008 and/or the weekend of December 27-28, 2008, informing viewers that some of 4Kids’ programs broadcast on Fox will be broadcast on The CW Network beginning the weekend on January 3, 2009. These promotional spots shall not convey the specific time or date of the broadcasts on The CW Network. Fox further agrees that between the date of this Settlement Agreement and December 28, 2008, Fox shall comply with the Term Sheet with respect to promotion of the Programming, provided, however that the only promotional advertisements permitted to refer to

The CW or to the broadcasting of 4Kids’ programming on any Television Service other than Fox shall be the promotional advertisements referenced above to be broadcast on the weekends of December 20-21, 2008 and December 27-28, 2008, respectively.

G.  Fox agrees that during the period between the date of this agreement and December 28, 2008 it shall use commercially reasonable efforts to broadcast the Programming at a clearance rate consistent with the average clearance rate achieved during October 2008.

H.  4Kids shall execute a promissory note in the form of Exhibit A hereto (the “Installment Note”). 4Kids shall hand deliver the original executed Installment Note to Fox’s counsel Reed Smith LLP, Attn: John P. Hooper, Esq., 599 Lexington Avenue, New York, New York 10022, before 5:00 p.m. on November 10, 2008. Upon complete and timely payment of the Initial, Second, and Third Payments, a duly authorized representative of Fox shall mark the Installment Note canceled and return the Installment Note to 4Kids.

I.   All payments outstanding pursuant to the Installment Note shall be immediately due and accelerated in the event of any default under the Installment Note. The Installment Note shall not be interest bearing, except upon the occurrence of a default. Upon the occurrence of a default, the Installment Note shall bear interest at the statutory rate of nine percent (9%) per annum. Time is of the essence as to all payments required under the Installment Note.

J.   Upon the execution of this Settlement Agreement, each Party shall cause its counsel to execute the stipulation of dismissal with prejudice attached hereto as Exhibit B (the “Stipulation of Dismissal with Prejudice”) discontinuing the Action. 4Kids shall cause its counsel to deliver the executed copy of the Stipulation of Dismissal with Prejudice to Fox’s counsel, and Fox shall cause its counsel to file the Stipulation of Dismissal with Prejudice within ten (10) business days of the date of this Settlement Agreement.

IV.	SECURITY FOR PAYMENT

A.        In order to secure payment by 4Kids to Fox of the First Payment due by no later than 5:00 p.m. Eastern Time on November 14, 2008; of the Second Payment due by no later than 5:00 p.m. Eastern Time on February 15, 2009; and of the Third Payment due by no later than 5:00 p.m. Eastern Time on March 15, 2009, 4Kids hereby grants to Fox a security interest in the

Contract Rights and Accounts arising from the sale by 4Kids of any and all national advertising time during the Programming during the fourth calendar quarter of 2008. Said Contract Rights and Accounts and the proceeds from any and all sales thereof shall hereinafter be referred to as the “Q4 Ad Proceeds.”

B.        4Kids agrees that upon execution of this Settlement Agreement, 4Kids shall establish a separate bank account (“Q4 Ad Proceeds Account”) at J.P. Morgan Chase in which the Q4 Ad Proceeds shall be deposited. 4Kids shall not draw on the Q4 Ad Proceeds except to pay the installments of the Settlement Amount due on February 15, 2009 and March 15, 2009. Upon the payment in full by 4Kids of the Settlement Amount to Fox, Fox’s security interest in the Q4 Ad Proceeds shall terminate and 4Kids shall have the right to withdraw any and all amounts in said Q4 Ad Proceeds Account. 4Kids shall also have the right to deposit any Q4 Ad Proceeds received on or after payment in full of the Settlement Amount to Fox in such other bank accounts as 4Kids shall elect. Upon such termination of Fox’s security interest in the Q4 Ad Proceeds, Fox shall execute and deliver to 4Kids such documents as 4Kids may reasonably request to evidence such termination.

C.        4Kids shall execute such UCC-1 Financing Statements and other forms or filings as may be reasonably requested by Fox and take whatever other action is requested by Fox to perfect Fox’s security interests in the Q4 Ad Proceeds and the Q4 Ad Proceeds Account. Fox shall have the right to record its security interest in any and all locations as may be required by law or deemed necessary by Fox. Fox may, at any time and without further authorization from 4Kids, file executed counterparts or copies of this Settlement Agreement as part of the filing of a financing statement. 4Kids hereby appoints Fox as 4Kids’ attorney-in-fact to execute and deliver on behalf of 4Kids any and all financing statements or other documentation that may be necessary or desirable for Fox to perfect Fox’s security interest in the Q4 Ad Proceeds.

D.        Upon the occurrence of an Event of Default (as defined in the Installment Note attached hereto as Exhibit A), in addition to any other rights or remedies provided at law or in equity, Fox shall have the right, at its sole option, to avail itself of its rights pursuant to its security interest in the Q4 Ad Proceeds.

E.        4Kids warrants and represents that based upon its present revenue projections, it expects that the aggregated total of the Q4 Ad Proceeds will meet or exceed the $6,250,000.00 (Six Million Two Hundred Fifty Thousand Dollars and No Cents) combined amount of the Second Payment and Third Payment.

V.	RELEASES

A.        Effective immediately upon the execution of this Settlement Agreement and receipt of the executed Installment Note, Fox fully, finally and completely releases, holds harmless and discharges 4Kids from and for any and all manner of claims, liabilities, actions, causes of action, suits, debts, sums of money, petitions, accounts, obligations, reckonings, contracts, agreements, executions, promises, damages, liens, judgments and demands whatsoever, both at law and in equity, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, past, present or future, mature or unmatured, including without limitation, any tort claim or claim for emotional distress, bad faith, extra-contractual, exemplary, damage multipliers, and/or punitive damages, whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source in any court action, tribunal, arbitration, mediation, before any administrative body, state agency or regulatory entity or organization, that Fox in any capacity ever had, could have had, now has, may have, or hereafter can, shall or may ever have against 4Kids arising from or in any way whatsoever pertaining or relating to the Term Sheet or which could have been asserted, in this Action, including without limitation the Fox Claims.

B.        Fox understands and acknowledges the significance and consequence of releasing all such Fox Claims and has been fully advised of its legal rights by counsel. Fox hereby assumes full risk and responsibility for any and all injuries, losses, damages, assessments, penalties, charges, expenses, costs, and/or liabilities that he or she may hereafter incur or discover which in any way arise out of or relate to such Fox Claims.

C.        Fox hereby acknowledges that it may hereafter discover facts different from, or in addition to, those which it now claims or believes to be true with respect to the Fox Claims released herein, and agrees that this Release shall be and remain effective in all respects notwithstanding the discovery of such different or additional facts. Fox acknowledges that it is familiar with the provisions of Section 1542 of the California Civil Code and the principles of law set forth therein, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

To the extent that anyone might argue that these principles of law are applicable – notwithstanding that the Parties have chosen the law of the State of New York to govern this Release – and for purposes of implementing a full and complete Release in accordance with the terms set forth herein, Fox expressly acknowledges that this Release is intended to include in its scope all claims against 4Kids which Fox does not know or suspect to exist in his or her favor at the time of execution of this Release, and that this Release contemplates the extinguishment of any such claim or claims. In furtherance of this Release, Fox agrees that the provisions of all such principles of law or similar federal or state laws, rights, rules or legal principles, to the extent they are found to be applicable herein, are hereby knowingly and voluntarily waived, relinquished and released to the full extent that he or she may lawfully waive all such rights and benefits pertaining to the subject matter hereof, and that the consequence of such waiver has been explained to it by counsel and/or his or her advisors. Fox expressly waives any right to assert hereafter that any claims were excluded from this Release through ignorance, oversight, error or otherwise.

D.        Effective immediately upon the execution of this Settlement Agreement and delivery of the executed Installment Note to Fox, 4Kids fully, finally and completely releases, holds harmless and discharges Fox and its parent and affiliated companies and each of their respective present and former officers, directors, employees, shareholders, successors, partners, employees, agents, representatives, insurers, assigns, servants, attorneys, assignees, heirs, and executors from and for any and all manner of claims, liabilities, actions, causes of action, suits, debts, sums of money, petitions, accounts, obligations, reckonings, contracts, agreements, executions, promises, damages, liens, judgments and demands whatsoever, both at law and in equity, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, past, present or future, mature or unmatured, including without limitation, any tort claim or claim for emotional distress, bad faith, extra-contractual, exemplary, damage multipliers, and/or punitive damages, whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source in any court action, tribunal, arbitration, mediation, before any administrative body, state agency or regulatory entity or organization, that 4Kids in any capacity ever had, could have had, now has, may have, or hereafter can, shall or may ever have against Fox and its parent and affiliated companies and each of their respective present and former officers, directors, employees, shareholders, successors, partners, employees, agents, representatives, insurers, assigns, servants, attorneys, assignees, heirs, and executors, arising from or in any way whatsoever pertaining or relating to the Term Sheet, including without limitation, the airing of 4Kids’ programming, the promotion of Fox’s programming and any claims asserted, or which could have been asserted, in this Action, including without limitation the 4Kids Claims.

E.        4Kids understands and acknowledges the significance and consequence of releasing all such 4Kids Claims and has been fully advised of its legal rights by counsel. 4Kids hereby assumes full risk and responsibility for any and all injuries, losses, damages, assessments, penalties, charges, expenses, costs, and/or liabilities that he or she may hereafter incur or discover which in any way arise out of or relate to such 4Kids Claims.

F.        4Kids hereby acknowledges that it may hereafter discover facts different from, or in addition to, those which it now claims or believes to be true with respect to the 4Kids Claims released herein, and agrees that this Release shall be and remain effective in all respects notwithstanding the discovery of such different or additional facts. 4Kids acknowledges that it is familiar with the provisions of Section 1542 of the California Civil Code and the principles of law set forth therein, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

To the extent that anyone might argue that these principles of law are applicable – notwithstanding that the Parties have chosen the law of the State of New York to govern this Release – and for purposes of implementing a full and complete Release in accordance with the terms set forth herein, Fox expressly acknowledges that this Release is intended to include in its scope all claims against Fox which 4Kids does not know or suspect to exist in his or her favor at the time of execution of this Release, and that this Release contemplates the extinguishment of any such claim or claims. In furtherance of this Release, 4Kids agrees that the provisions of all such principles of law or similar federal or state laws, rights, rules or legal principles, to the extent they are found to be applicable herein, are hereby knowingly and voluntarily waived, relinquished and released to the full extent that he or she may lawfully waive all such rights and benefits pertaining to the subject matter hereof, and that the consequence of such waiver has been explained to it by counsel and/or his or her advisors. 4Kids expressly waives any right to assert hereafter that any claims were excluded from this Release through ignorance, oversight, error or otherwise.

VI.	CONFIDENTIALITY & AGREED-UPON PRESS RELEASE

A.        The Parties shall mutually agree on a press release announcing the dismissal of the Action, the settlement of the claims between them, the termination of Fox’s broadcast obligations to 4Kids on December 28, 2008, and the termination of the Term Sheet effective December 31, 2008. Except as provided in Sections IV. and VI.B., the Parties shall not make any other public announcement regarding the dismissal of the Action, the settlement of the dispute between them, the termination of Fox’s broadcast obligations to 4Kids on December 28, 2008, and the termination of the Term Sheet effective December 31, 2008.

B.        Except as provided in Section VI.A. above, the Parties acknowledge and agree to keep confidential this Settlement Agreement and any or all of its terms and conditions, the amount of the settlement, the facts and circumstances giving rise to the Action, and/or the negotiations. The Parties and/or their counsel may, however, make disclosure of the individual settlement amounts paid by 4Kids and received by Fox to their respective accountants and/or financial advisors who shall, however, upon such disclosure, be instructed to maintain and honor the confidentiality of such information; provided however, that nothing in this Settlement Agreement shall prevent either of the Parties from disclosing this Settlement Agreement or the content thereof to the extent required by law or legal process served on such Party. In the event that either party to this Settlement Agreement or its lawyers are required, pursuant to judicial or any other governmental process, to disclose this Settlement Agreement or any part thereof, that Party shall give the other party to this Settlement Agreement notice within five (5) business days of their receipt of such legal process in accordance with Section VII.G. below. Notwithstanding the foregoing, if inquiry is made by any third person concerning the status of the Action, either Party and/or its respective counsel shall respond only that the Action has been resolved.

VII.	GENERAL PROVISIONS

A.        This Settlement Agreement is in full satisfaction for the compromise of disputed claims, causes of action, denials, and defenses made or to be made by either of the Parties hereto and is being entered into for the sole purpose of bringing to an end between the Parties hereto the real or potential Claims as alleged in the Action referred to herein. This Settlement Agreement embodies a compromise of Claims and will not be used or construed as an admission of liability or fault for any purpose.

B.        This Settlement Agreement contains the entire understanding of the Parties regarding the subject matter hereof and shall be binding and inure to the benefit of, as may be applicable, the successors, beneficiaries, assigns, agents, representatives, guardians, duly-appointed trustees, executors, administrators or personal representatives (or equivalent thereto), of each. This Settlement Agreement supersedes all other agreements, written or oral, or implied, relating to the same subject as this Settlement Agreement. This Settlement Agreement shall not be amended, supplemented or abrogated other than by a written instrument signed by the authorized representatives of each Party to this Settlement Agreement.

C.        This Settlement Agreement shall be governed by and construed in accordance with the laws of New York as applied to contracts made in the State of New York, without regard to its choice of law principles.

D.        Any dispute arising under this Settlement Agreement or relating to the subject matter thereof, shall be filed only in the State and Federal Courts located in the County and State of New York, and each Party hereby submits itself to the personal jurisdiction of those courts.

E.        Each Party declares and represents that this Settlement Agreement is being made without reliance upon any statement or representation not contained herein of any other Party, or of any agent or attorney of any other Party. Each Party represents that it has reviewed each term of this Settlement Agreement with its counsel and that it shall never dispute the validity of this Settlement Agreement on the ground that it did not have advice of counsel. This Settlement

Agreement shall be construed and enforced according to its fair meaning as if prepared by all Parties after extensive negotiation; no part of this Settlement Agreement shall be construed against any Party on the ground that the attorney for that Party drafted it. As used in this Settlement Agreement the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

F.        The Parties expressly acknowledge and agree that this Settlement Agreement along with all related drafts, conversations, negotiations and discussions constitute an offer of compromise and a compromise within the meaning of Federal Rule of Evidence 408 and any equivalent state rule. In no event shall this Settlement Agreement or any exhibit hereto, any of its provisions or any negotiations, statements or court proceedings relating to this Settlement Agreement or any of its provisions be construed as, offered as, received as, used as or deemed to be evidence, except in an action to enforce the terms of this Settlement Agreement and/or its exhibits.

G.        All notices relating to this Settlement Agreement shall be sent by e-mail and by overnight delivery service as follows:

All notices relating to this Settlement Agreement for 4Kids shall be sent to:

Samuel Newborn, Esq.
4Kids Entertainment, Inc.
1414 Avenue of the Americas
New York, NY 10019
snewborn@4kidsent.com

With a Copy to:	Frederic W. Yerman, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022

fyerman@kayescholer.com

All notices relating to this Settlement Agreement for Fox shall be sent to:

Randy Kender, Esq.
Fox Broadcasting Company
10201 West Pico Boulevard
Los Angeles, CA 90053

randy.kender@fox.com

With a Copy to:	John P. Hooper, Esq.
Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
jhooper@reedsmith.com

H.        This Settlement Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by any Party in breach thereof.

I.         The parties agree that all covenants and warranties contained in this Settlement Agreement are contractual and shall be deemed to have survived the execution of this Settlement Agreement. If any provision of this Settlement Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity will not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Settlement Agreement are declared to be severable.

J.         The Parties agree that any and all indemnification provisions of the Term Sheet, including without limitation all indemnification obligations set forth in Sections 4.a and 8.d. of the January 18, 2002 original agreement (annexed hereto as Exhibit C), shall survive the termination of the Term Sheet, and that all indemnity obligations thereunder shall remain in full force and effect notwithstanding the termination of the Term Sheet.

K.        This Settlement Agreement may be executed in one or more counterparts by each Party hereto, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Settlement Agreement. A photocopy, scanned copy and faxed copy of the signed Settlement Agreement or counterpart shall be binding and admissible as if it were an original signature.

IN WITNESS WHEREOF, the undersigned does hereby subscribe his or her signature to this Settlement Agreement on the date indicated.

Dated: 11/9/08	ON BEHALF OF 4KIDS ENTERTAINMENT
INC.

/s/ Samuel R. Newborn

Name: Samuel R. Newborn

Title: EVP

Dated:	11/9/08	ON BEHALF OF FOX BROADCASTING
COMPANY

/s/	Rita Tuzon

Name: Rita Tuzon

Title: Executive Vice President and

General Counsel, Fox Networks Group

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